EXHIBIT 99.1

NEWS FOR RELEASE: 11/2/2004                               CONTACT:  Lee Brown
                                                          719-481-7213
                                                          lbrown@ramtron.com

                          RAMTRON NAMES ERIC BALZER
                           CHIEF FINANCIAL OFFICER

COLORADO SPRINGS, CO - November 2, 2004 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq:RMTR) announced today that it has named Eric Balzer as chief financial officer. He was appointed interim chief financial officer on October 8, 2004, when Ramtron's previous CFO, LuAnn Hanson, resigned. Mr. Balzer has been a director of Ramtron since 1998 and was a member of Ramtron's audit committee from 1999 to October 2004. He plans to remain a director of the company.

"We are pleased that Eric has joined Ramtron as CFO on a full-time basis," commented Ramtron CEO Bill Staunton. "His proven track record and unique blend of financial and operational experience will be of great benefit to us through the next phase of our growth."

"In the short time that I have been engaged day-to-day at Ramtron, I have become increasingly enthusiastic about the company's business, products and prospects for growth," said Mr. Balzer. "I look forward to working with Ramtron's talented team of people to help the company realize its full potential."

From 1990 to 1999, Mr. Balzer served as senior vice president of Operations for Advanced Energy Industries, Inc., which develops, manufactures and markets power conversion devices for the semiconductor equipment industry. Earlier, he had held corporate finance positions at various organizations, including controller for IBM's Corporate Systems Technology Division, vice president of Finance and Administration for Lewis Energy, and accounting manager and internal auditor for Shell Oil. Mr. Balzer holds a bachelors' degree in Finance from the University of Colorado.

About Ramtron
-------------

Ramtron International Corporation (Nasdaq: RMTR) is the leading supplier of nonvolatile ferroelectric semiconductors, including serial and parallel ferroelectric random access memory (FRAM) devices and Processor Companion devices that integrate a variety of commonly needed discrete analog and mixed-signal functions for processor-based systems. For more information, please visit www.ramtron.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are "forward-looking statements" involving risks and uncertainties. Please refer to Ramtron's Securities and Exchange Commission filings for a discussion of such risks.

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